Exhibit 99.1

Sun Hydraulics 2012 Sales Reach a New High

SARASOTA, FLA, March 4, 2013 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the fourth quarter and year-end 2012 and the Board of Directors announced a $6.0 million shared distribution and $0.09 per share quarterly dividend.

(Dollars in millions except net income per share)
	December 29,	December 31,
	2012	2011	Increase/Decrease

Twelve Months Ended
Net Sales	$204.4	$204.2	0%
Net Income	$37.4	$37.7	–1%
Net Income per share:
Basic	$1.44	$1.47	–2%
Diluted	$1.44	$1.47	–2%

Three Months Ended
Net Sales	$43.2	$45.7	–5%
Net Income	$6.7	$6.1	10%
Net Income per share:
Basic	$0.26	$0.24	8%
Diluted	$0.26	$0.24	8%

“A stronger than expected fourth quarter allowed us to achieve our highest top line year ever,” said Allen Carlson, Sun Hydraulics’ president and CEO. “Despite deteriorating business conditions in all markets in the second half, we were able to maintain margin performance and add new customers in what was a difficult and uncertain year. On the heels of the $1.00 per share special dividend in December, Sun’s Board has declared another shared distribution totaling approximately $6.0 million, to be paid in March, reflecting the strong performance last year.”

“There is still a lot of uncertainty in the macro economy, but things seem to be settling down a bit,” Carlson continued. “Our first quarter forecast indicates a sequential rebound in demand led by Asia and Europe. As our existing customers’ business rebounds in China and Europe, with the new customers we have added, we expect to see the top line continue to grow. U.S. PMI numbers have been positive for three months now, which is a good sign for the 2013 capital goods environment.”

The 2012 shared distribution consists of a contribution to employees equal to 10.5% of wages, most of which will be paid into retirement plans in the form of Sun Hydraulics stock, and $0.09 per share cash dividend to be paid to all shareholders. The shared distribution dividend is payable on March 31, 2013, to shareholders of record as of March 15, 2013.

First Quarter Dividend

Sun’s Board also announced a $0.09 per share quarterly cash dividend on its common stock. The dividend is payable on April 15, 2013, to shareholders of record as of March 31, 2013.

Outlook

First quarter 2013 revenues are expected to be approximately $51 million, down approximately 8% from the first quarter of 2012. Earnings per share are estimated to be $0.34 to $0.36 compared to $0.41 in the same period a year ago.

Webcast

Sun Hydraulics Corporation will broadcast its 2012 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, March 5, 2013. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-466-4462 and using 3684906 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 29, 2012, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	December 29,	December 31,
	2012	2011

Net sales	$43,237	$45,657

Cost of sales	27,249	28,809

Gross profit	15,988	16,848

Selling, engineering and administrative expenses	6,502	6,376

Operating income	9,486	10,472

Interest income, net	(328)	(186)
Foreign currency transaction (gain) loss, net	(41)	(124)
Miscellaneous expense, net	199	168

Income before income taxes	9,656	10,614

Income tax provision	2,963	4,540

Net income	$6,693	$6,074

Basic net income per common share	$0.26	$0.24

Weighted average basic shares outstanding	26,068	25,729

Diluted net income per common share	$0.26	$0.24

Weighted average diluted shares outstanding	26,078	25,778

Dividends declared per share	$1.090	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Twelve Months Ended
	December 29,	December 31,
	2012	2011

Net sales	$204,367	$204,171

Cost of sales	123,795	124,956

Gross profit	80,572	79,215

Selling, engineering and administrative expenses	26,163	23,946

Operating income	54,409	55,269

Interest income, net	(1,368)	(775)
Foreign currency transaction (gain) loss, net	(116)	(161)
Miscellaneous (income) expense, net	40	(1,381)

Income before income taxes	55,853	57,586

Income tax provision	18,455	19,909

Net income	$37,398	$37,677

Basic net income per common share	$1.44	$1.47

Weighted average basic shares outstanding	25,944	25,642

Diluted net income per common share	$1.44	$1.47

Weighted average diluted shares outstanding	25,971	25,684

Dividends declared per share	$1.480	$0.403

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 29,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$34,478	$42,834
Restricted cash	329	46
Accounts receivable, net of allowance for doubtful accounts of $124 and $83	14,394	16,227
Inventories	12,559	12,829
Income taxes receivable	728	120
Deferred income taxes	248	260
Marketable securities	37,700	30,260
Other current assets	2,009	1,354

Total current assets	102,445	103,930

Property, plant and equipment, net	64,672	56,959
Other assets	8,004	6,639

Total assets	$175,121	$167,528

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,606	$4,402
Accrued expenses and other liabilities	7,641	7,466
Dividends payable	—	2,318

Total current liabilities	12,247	14,186

Deferred income taxes	7,230	6,917
Other liabilities	371	1,149

Total liabilities	19,848	22,252

Shareholders’ equity:
Common stock	26	26
Capital in excess of par value	57,402	48,944
Retained earnings	97,242	98,426
Accumulated other comprehensive income (loss)	603	(2,120)

Total shareholders’ equity	155,273	145,276

Total liabilities and shareholders’ equity	$175,121	$167,528

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Twelve Months Ended
	December 29,	December 31,
	2012	2011
Cash flows from operating activities:
Net income	$37,398	$37,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,186	6,721
(Gain) loss on disposal of assets	193	(32)
Gain on Investment in HCT	—	(1,244)
Stock-based compensation expense	2,333	1,752
Deferred director and phantom stock unit expense (income)	20	(22)
Stock compensation income tax benefit	(88)	(144)
Allowance for doubtful accounts	26	1
Provision for slow moving inventory	(298)	(19)
Provision for deferred income taxes	325	1,419
(Increase) decrease in, net of acquisition:
Accounts receivable	1,903	741
Inventories	678	(1,593)
Income taxes receivable	(520)	1,178
Other current assets	(650)	(662)
Other assets, net	240	(1,081)
Increase (decrease) in, net of acquisition:
Accounts payable	(742)	499
Accrued expenses and other liabilities	4,547	4,390
Other noncurrent liabilities	(353)	(37)

Net cash from operating activities	52,198	49,544

Cash flows used in investing activities:
Proceeds from sale of joint venture	—	1,451
Acquisition of business, net of cash acquired	(1,140)	(1,776)
Capital expenditures	(13,359)	(10,143)
Proceeds from dispositions of equipment	56	35
Purchases of marketable securities	(40,495)	(26,833)
Proceeds from sale of marketable securities	32,912	7,517

Net cash used in investing activities	(22,026)	(29,749)

Cash flows used in financing activities:
Repayment of debt	(169)	(100)
Proceeds from exercise of stock options	—	61
Stock compensation income tax benefit	88	144
Proceeds from stock issued	700	574
Dividends to shareholders	(40,900)	(9,596)
Change in restricted cash	(272)	84

Net cash used in financing activities	(40,553)	(8,833)

Effect of exchange rate changes on cash and cash equivalents	2,025	(1,334)

Net increase (decrease) in cash and cash equivalents	(8,356)	9,628

Cash and cash equivalents, beginning of period	42,834	33,206

Cash and cash equivalents, end of period	$34,478	$42,834

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$18,739	$17,456
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$4,407	$2,412
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$930	$—
Unrealized gain (loss) on available for sale securities	$326	$(549)